                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                               TO RULE 13d-2(b)
                              Amendment No. 1/1/


                               VENTRO CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   0001635951
                                  CUSIP Number


                                  July 7, 2000
                                  ------------
                         (Date of Event which requires
                           filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                              [_]  Rule 13d-1(b)
                              [_]  Rule 13d-1(c)
                              [X]  Rule 13d-1(d)

-------------------
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 0001635951                          13G                      Page 2 of 11 Pages
-----------------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     The Bay City Capital Fund I, L.P.
-----------------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                           (a) [_]
                                                                                (b) [X]
-----------------------------------------------------------------------------------------
3.   SEC USE ONLY
-----------------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------------------
  NUMBER OF SHARES          5.  SOLE VOTING POWER                               397,121
                           --------------------------------------------------------------
 BENEFICIALLY OWNED         6.  SHARED VOTING POWER                                   0
                           --------------------------------------------------------------
 BY EACH REPORTING          7.  SOLE DISPOSITIVE POWER                          397,121
                           --------------------------------------------------------------
    PERSON WITH             8.  SHARED DISPOSITIVE POWER                              0
-----------------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON               397,121
-----------------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES           [X]
-----------------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                            0.87%
-----------------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON                                                        PN
-----------------------------------------------------------------------------------------

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
CUSIP No. 0001635951                          13G                      Page 3 of 11 Pages
-----------------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Bay City Capital Management LLC
-----------------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                           (a) [_]
                                                                                (b) [X]
-----------------------------------------------------------------------------------------
3.   SEC USE ONLY
-----------------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------------------
  NUMBER OF SHARES          5.  SOLE VOTING POWER                               397,121
                           --------------------------------------------------------------
 BENEFICIALLY OWNED         6.  SHARED VOTING POWER                                   0
                           --------------------------------------------------------------
 BY EACH REPORTING          7.  SOLE DISPOSITIVE POWER                          397,121
                           --------------------------------------------------------------
    PERSON WITH             8.  SHARED DISPOSITIVE POWER                              0
-----------------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON               397,121
-----------------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES           [X]
-----------------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                            0.87%
-----------------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON                                                        OO
-----------------------------------------------------------------------------------------

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
CUSIP No. 0001635951                          13G                      Page 4 of 11 Pages
-----------------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Bay City Capital LLC
-----------------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                           (a) [_]
                                                                                (b) [X]
-----------------------------------------------------------------------------------------
3.   SEC USE ONLY
-----------------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------------------
  NUMBER OF SHARES          5.  SOLE VOTING POWER                               397,121
                           --------------------------------------------------------------
 BENEFICIALLY OWNED         6.  SHARED VOTING POWER                                   0
                           --------------------------------------------------------------
 BY EACH REPORTING          7.  SOLE DISPOSITIVE POWER                          397,121
                           --------------------------------------------------------------
    PERSON WITH             8.  SHARED DISPOSITIVE POWER                              0
-----------------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON               397,121
-----------------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES           [X]
-----------------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                            0.87%
-----------------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON                                                        OO
-----------------------------------------------------------------------------------------

CUSIP No. 0001635951                  13G                     Page 5 of 11 Pages

ITEM 1.      Issuer's Name and Address of Principal Executive Offices:
             --------------------------------------------------------

             (a)  Ventro Corporation

             (b)  1500 Plymouth St.
                  Mountain View, CA 94043

ITEM 2.      Information Concerning Person Filing:
             ------------------------------------

             (a)  The Bay City Capital Fund I, L.P.

             (b)  750 Battery Street, Suite 600
                  San Francisco, California 94111

             (c)  Delaware

             (d)  Common Stock

             (e)  0001635951

ITEM 3.      Status of Person Filing:
             -----------------------

             Not applicable.

ITEM 4.      Ownership:
             ---------

             (a) 397,121. As of the previous Schedule 13G, certain individuals were reported to have beneficial ownership of 60,397 shares; all of such shares have been distributed to such individuals to hold directly. In a series of open market transactions on February 23 (200,000 shares sold), June 29 (415,000 shares sold), June 30 (60,000 shares sold), July 3 (160,000 shares sold), July 5 (365,000 shares sold) and July 7 (500,000 shares sold), 2000, The Bay City Capital Fund I, L.P. sold an aggregate of 1,700,000 shares of Common Stock.

             (b)  0.87%

             (c)  (i)   Sole power to vote or direct vote: 397,121 shares
                  (ii)  Shared power to vote or direct vote: 0 shares
                  (iii) Sole power to dispose or to direct the disposition:
                        397,121 shares
                  (iv)  Shared power to dispose or to direct the disposition:
                        0 shares

ITEM 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

CUSIP No. 0001635951                  13G                     Page 6 of 11 Pages


ITEM 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable.

ITEM 7.      Identification and Classification of Subsidiary:
             -----------------------------------------------

             Not applicable.

ITEM 8.      Identification and Classification of Group:
             ------------------------------------------

             Not applicable.

ITEM 9.      Notice of Dissolution of Group:
             ------------------------------

             Not applicable.

ITEM 10.     Certification:
             -------------

             Not applicable.

CUSIP No. 0001635951                  13G                     Page 7 of 11 Pages


ITEM 1.      Issuer's Name and Address of Principal Executive Offices:
             --------------------------------------------------------

             (a)  Ventro Corporation

             (b)  1500 Plymouth St.
                  Mountain View, CA 94043

ITEM 2.      Information Concerning Person Filing:
             ------------------------------------

             (a)  Bay City Capital Management LLC

             (b)  750 Battery Street, Suite 600
                  San Francisco, California 94111

             (c)  Delaware

             (d)  Common Stock

             (e)  0001635951

ITEM 3.      Status of Person Filing:
             -----------------------

             Not applicable.

ITEM 4.      Ownership:
             ---------

             (a) 397,121. As of the previous Schedule 13G, certain individuals were reported to have beneficial ownership of 60,397 shares; all of such shares have been distributed to such individuals to hold directly. In a series of open market transactions on February 23 (200,000 shares sold), June 29 (415,000 shares sold), June 30 (60,000 shares sold), July 3 (160,000 shares sold), July 5 (365,000 shares sold) and July 7 (500,000 shares sold), 2000, The Bay City Capital Fund I, L.P. sold an aggregate of 1,700,000 shares of Common Stock.

             (b)  0.87%

             (c)  (i)   Sole power to vote or direct vote: 397,121 shares
                  (ii)  Shared power to vote or direct vote: 0 shares
                  (iii) Sole power to dispose or to direct the disposition:
                        397,121 shares
                  (iv)  Shared power to dispose or to direct the disposition:
                        0 shares

ITEM 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

CUSIP No. 0001635951                  13G                     Page 8 of 11 Pages

ITEM 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable.

ITEM 7.      Identification and Classification of Subsidiary:
             -----------------------------------------------

             Not applicable.

ITEM 8.      Identification and Classification of Group:
             ------------------------------------------

             Not applicable.

ITEM 9.      Notice of Dissolution of Group:
             ------------------------------

             Not applicable.

ITEM 10.     Certification:
             -------------

             Not applicable.

CUSIP No. 0001635951                  13G                     Page 9 of 11 Pages


ITEM 1.      Issuer's Name and Address of Principal Executive Offices:
             --------------------------------------------------------

             (a)  Ventro Corporation

             (b)  1500 Plymouth St.
                  Mountain View, CA 94043

ITEM 2.      Information Concerning Person Filing:
             ------------------------------------

             (a)  Bay City Capital LLC

             (b)  750 Battery Street, Suite 600
                  San Francisco, California 94111

             (c)  Delaware

             (d)  Common Stock

             (e)  0001635951

ITEM 3.      Status of Person Filing:
             -----------------------

             Not applicable.

ITEM 4.      Ownership:
             ---------

             (a) 397,121. As of the previous Schedule 13G, certain individuals were reported to have beneficial ownership of 60,397 shares; all of such shares have been distributed to such individuals to hold directly. In a series of open market transactions on February 23 (200,000 shares sold), June 29 (415,000 shares sold), June 30 (60,000 shares sold), July 3 (160,000 shares sold), July 5 (365,000 shares sold) and July 7 (500,000 shares sold), 2000, The Bay City Capital Fund I, L.P. sold an aggregate of 1,700,000 shares of Common Stock.

             (b)  0.87%

             (c)  (i)   Sole power to vote or direct vote: 397,121 shares
                  (ii)  Shared power to vote or direct vote: 0 shares
                  (iii) Sole power to dispose or to direct the disposition:
                        397,121 shares
                  (iv)  Shared power to dispose or to direct the disposition:
                        0 shares

ITEM 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

CUSIP No. 0001635951                  13G                    Page 10 of 11 Pages

ITEM 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable.

ITEM 7.      Identification and Classification of Subsidiary:
             -----------------------------------------------

             Not applicable.

ITEM 8.      Identification and Classification of Group:
             ------------------------------------------

             Not applicable.

ITEM 9.      Notice of Dissolution of Group:
             ------------------------------

             Not applicable.

ITEM 10.     Certification:
             -------------

             Not applicable.

CUSIP No. 0001635951                  13G                    Page 11 of 11 Pages



                                 SIGNATURES

  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 13, 2000

                              Bay City Capital Management LLC

                               \s\ Fred B. Craves
                              -------------------------------
                              By:  Fred B. Craves
                              Its: Manager


                              The Bay City Capital Fund I, L.P.

                              By:  Its General Partner
                                   Bay City Capital Management LLC

                               \s\ Fred B. Craves
                              -------------------------------
                              By:  Fred B. Craves
                              Its: Manager


                              Bay City Capital LLC

                               \s\ Fred B. Craves
                              -------------------------------
                              By:  Fred B. Craves
                              Its: Manager